As filed with the Securities and Exchange Commission on November 24, 2009
Registration No. 333-____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_______________________________________

American Apparel, Inc.
(Exact name of registrant as specified in its charter)
_______________________________________

Delaware	20-3200601
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

747 Warehouse Street, Los Angeles, California	90021
(Address of Principal Executive Offices)	(Zip Code)

_______________________________________

2007 PERFORMANCE EQUITY PLAN
(Full title of the plan)
_______________________________________

Glenn A. Weinman
Senior Vice President, General Counsel and Secretary
American Apparel, Inc.
747 Warehouse Street
Los Angeles, California 90021
(Name and address of agent for service)

(213) 488-0226
(Telephone number, including area code, of agent for service)
_______________________________________

Copies to:

David C. Eisman, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue
34th Floor
Los Angeles, California 90071
(213) 687-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

_______________________________________

CALCULATION OF REGISTRATION FEE
_______________________________________

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, $0.0001 par value	3,290,000	$3.06	$10,067,400	$561.76

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of the Registrant’s common stock, $0.0001 par value (the “Common Stock”), that become issuable under the Registrant’s 2007 Performance Equity Plan by reason of any stock splits, stock dividends, dividend equivalent rights or similar transactions.

(2)
Estimated solely for purposes of calculating the registration fee, and pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, as amended, computed based on the average of the high and low prices of the Common Stock reported on the NYSE Amex on November 20, 2009.

EXPLANATORY NOTE

This Registration Statement has been filed to register an additional 3,290,000 shares of common stock, par value $.0001 per share (“Common Stock”), issuable by American Apparel, Inc. (the “Company,” “we” or “us”) pursuant to the Company’s  2007 Performance Equity Plan, as amended (the “Plan”).

The additional shares to be registered by this Registration Statement are of the same class as those securities covered by the Company’s Registration Statement on Form S-8 previously filed on April 17, 2008 (Registration No. 333-150293) (the “Previous S-8”). Pursuant to General Instruction E to Form S-8, the contents of the Previous S-8 are incorporated herein by reference and this Registration Statement consists of only those items required by such instruction.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

Not filed as part of this Registration Statement pursuant to the Note to Part I of Form S-8.  The documents containing the information specified in this Item have been or will be sent or given to each participant as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (“Securities Act”).

Item 2.  Registrant Information and Employee Plan Annual Information.

Not filed as part of this Registration Statement pursuant to the Note to Part I of Form S-8.  The documents containing the information specified in this Item have been or will be sent or given to each participant as specified by Rule 428(b)(1) under the Securities Act.

PART II
INFORMATION REQUIRED IN THIS REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been previously filed by the Company (Commission File No. 001-32697) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be part of this Registration Statement:

(a)
Annual Report on Form 10-K for the year ended December 31, 2008, as filed by the Company with the Commission on March 16, 2009, as amended by Amendment No. 1 thereto, as filed by the Company with the Commission on August 13, 2009;

(b)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, as filed by the Company with the Commission on August 13, 2009;

(c)	Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, as filed by the Company with the Commission on August 17, 2009;

(d)	Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, as filed by the Company with the Commission on November 10, 2009;

(e)
Current Reports on Forms 8-K as filed by the Company with the Commission on February 2, 2009, February 13, 2009, March 16, 2009, April 9, 2009 (as amended by Amendment No. 1 thereto, as filed by the Company with the Commission on April 10, 2009), April 16, 2009, May 26, 2009, June 5, 2009, June 19, 2009, June 30, 2009, July 1, 2009, July 6, 2009, July 23, 2009, August 20, 2009, August 25, 2009, October 6, 2009 and November 3, 2009;

(f)	Definitive Proxy Statement on Schedule 14A, as filed by the Company with the Commission on September 11, 2009; and

(g)
The description of the Common Stock contained in the Company’s Registration Statement on Form 8-A, filed December 13, 2005, and any amendment or report filed for the purposes of updating such description.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all the Common Stock offered hereby has been sold or which deregisters all Common Stock then remaining unsold shall be deemed to be automatically incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents; provided, however, that the Company is not incorporating by reference any information furnished under Item 2.02 or Item 7.01 of any current report on Form 8-K, including the related exhibits under Item 9.01, unless, and to the extent, specified in any such current report on Form 8-K.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall only be deemed to be a part of this registration statement as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit.

Paragraph A of Article Eighth of our certificate of incorporation provides:

“A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.”

Our certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)           A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)           A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)           To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)           Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)           Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)           The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.  A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g)           A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)           For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)           For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)           The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)           The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Paragraph B of Article Eighth of our certificate of incorporation provides:

“The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.”

The Company has entered into separate indemnification agreements with its directors and certain of its officers. The indemnification agreements provide for the indemnification of and the advancement of expenses to such directors and officers to the fullest extent (whether partial or complete) permitted by law and as set forth in the indemnification agreements, and for the continued coverage of such directors and officers under the Corporation’s directors’ and officers’ liability insurance policies.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following is a list of exhibits filed as part of this Registration Statement, which are incorporated herein.

EXHIBITS

EXHIBIT NUMBER	DESCRIPTION
4.1
Amended and Restated Certificate of Incorporation of the Company (included as Exhibit 3.1 of the Current Report on Form 8-K (File No. 001-32697) filed December 18, 2007 and incorporated by reference herein)

4.2	Bylaws of the Company (included as Exhibit 3.1 of the Current Report on Form 8-K (File No. 001-32697) filed November 9, 2007 and incorporated by reference herein)

4.3	Company’s 2007 Performance Equity Plan (included as Annex C of the Definitive Proxy Statement (File No. 001-32697) filed November 28, 2007 and incorporated by reference herein)

4.4	First Amendment to the 2007 Performance Equity Plan (included as Exhibit 10.1 of Current Report on Form 8-K (File No. 001-32697) filed October 30, 2008 and incorporated by reference herein)

5.1*	Opinion of Skadden, Arps, Slate, Meagher and Flom LLP

23.1*	Consent of Marcum LLP

23.2	Consent of Skadden, Arps, Slate, Meagher and Flom LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included in Signature Page hereto)

* Filed herewith.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or in the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, American Apparel, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the 24th day of November, 2009.

AMERICAN APPAREL, INC.

By:	/s/ Dov Charney
Dov Charney
Chairman of the Board, Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each director and officer whose signature appears below constitutes and appoints Dov Charney as his true and lawful attorney-in-fact and agent, with full powers of substitution and re-substitution, for him in his name, place and stead, to sign in any and all capacities any and all amendments (including post-effective amendments) to this registration statement on Form S-8 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the date indicated:

Signatures	Title	Date
/s/ Dov Charney	Chairman of the Board, Chief Executive Officer, President and Director (Principal Executive Officer)	November 24, 2009
Dov Charney

/s/ Adrian Kowalewski	Executive Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	November 24, 2009
Adrian Kowalewski

/s/ Jacob Capps	Director	November 24, 2009
Jacob Capps

/s/ Robert Greene	Director	November 24, 2009
Robert Greene

/s/ Allan Mayer	Director	November 24, 2009
Allan Mayer

/s/ Keith Miller	Director	November 24, 2009
Keith Miller

/s/ Mark Samson	Director	November 24, 2009
Mark Samson

/s/ Mark A. Thornton	Director	November 24, 2009
Mark A. Thornton

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
4.1
Amended and Restated Certificate of Incorporation of the Company (included as Exhibit 3.1 of the Current Report on Form 8-K (File No. 001-32697) filed December 18, 2007 and incorporated by reference herein)

4.2	Bylaws of the Company (included as Exhibit 3.1 of the Current Report on Form 8-K (File No. 001-32697) filed November 9, 2007 and incorporated by reference herein)

4.3	Company’s 2007 Performance Equity Plan (included as Annex C of the Definitive Proxy Statement (File No. 001-32697) filed November 28, 2007 and incorporated by reference herein)

4.4	First Amendment to the 2007 Performance Equity Plan (included as Exhibit 10.1 of Current Report on Form 8-K (File No. 001-32697) filed October 30, 2008 and incorporated by reference herein)

5.1*	Opinion of Skadden, Arps, Slate, Meagher and Flom LLP

23.1*	Consent of Marcum LLP

23.2	Consent of Skadden, Arps, Slate, Meagher and Flom LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included in Signature Page hereto)

* Filed herewith.